Exhibit 99.1

Corporate Headquarters

399 Park Avenue, 32nd Floor

New York, NY 10022

877.826.BLUE (2583)

www.bluerockre.com
PRESS RELEASE
For Immediate Release

Bluerock Enhanced Multifamily Trust Acquires
St. Andrews Apartments in Augusta, Georgia

New York, NY (October 13, 2010) – Bluerock Enhanced Multifamily Trust, Inc. (the “BEMT”) announced today an investment in a joint venture and the acquisition of St. Andrews Apartments (the “Property”), a Class A apartment community strategically located in the thriving heart of Augusta, Georgia.  The acquisition closed on September 1, 2010.

Built in 2007, the newly constructed apartment community comprises 240 units featuring one-, two-, and three-bedroom floor plans within 10 three-story buildings situated on approximately 12.6 acres. Property amenities include gated access, clubhouse with swimming pool and conference room, fitness center, and detached garages. Individual residences are full of rich amenities including custom kitchens with black appliances, sunrooms with computer desks, walk-in closets, dishwasher, washers/dryers, and vaulted ceilings.

The St. Andrews Apartments provide easy access and visibility to the newly constructed interchange on the Bobby Jones Expressway (I-520) and I-20, the major arteries of the city and surrounding area, and within walking distance to major employers, health care facilities, national retailers and restaurants.  Augusta was recently ranked in the “Top 20 Most Recession Proof Cities” by Money Magazine in 2010 and the “7th Most Resilient Metro Economy in the Nation” by the Brookings Institute in 2010.

“St. Andrews is a great addition to our current portfolio”, said Jim Babb Chief Investment Officer and Managing Director of the Bluerock Enhanced Multifamily Trust.  “This is a very attractive, Class A property with high occupancy and a strategic infill location.  As a result of attractive pricing and historically low interest rates, we believe this investment can produce high current cash flow for the BEMT.”

The Property was acquired from an unaffiliated third party.  The acquisition was financed with cash proceeds received from the sale of shares of stock through our public offering, as well as proceeds received from the joint venture partner, and a first mortgage with financing provided by CWCapital LLC and subsequently assigned to the Federal National Mortgage Association (Fannie Mae).  The St. Andrews Apartments is currently 98% occupied and will be renamed “The Estates at Perimeter”

About the Joint Venture Partnership & Operating Partner
The Property was acquired in joint venture partnership with Trade Street Capital. The principals of Trade Street have over 60 years of real estate experience and have completed real estate transactions in excess of $5 billion with approximately 5,900 multifamily units currently under management. Hawthorne Residential Partners will be responsible for providing the day-to-day property management services to the Property. Hawthorne’s senior management has over 75 years of apartment industry experience, including the management of 58,000 apartment units located throughout the country.

About the Bluerock Enhanced Multifamily Trust
Bluerock Enhanced Multifamily Trust, Inc. is a real estate investment trust (REIT) that was formed to acquire a diversified portfolio of real estate and real estate-related investments, with a primary focus on well-located, institutional quality apartment properties with strong and stable cash flows.

BEMT’s strategy is to acquire properties in conjunction with its network of leading apartment owner/operators across the nation, each of whom contributes meaningful investment capital alongside our investors.  BEMT believes this approach creates a potential for enhanced acquisition opportunities and improved operating results, by leveraging our operating partners’ significant intellectual capital and investment infrastructure, along with strong alignment of interest with our investors.
BEMT also believes our advisor’s “Enhanced Multifamily’’ strategy will help to increase rents, tenant retention and property values, and generate attractive returns for our investors.

About Bluerock Real Estate
Bluerock is a national real estate investment firm headquartered in Manhattan.

Bluerock focuses on acquiring, managing, developing and syndicating multifamily and commercial real estate properties throughout the United States. Bluerock and its principals collectively have sponsored and structured real estate transactions totaling approximately 25 million square feet and with approximately $3 billion in value. Bluerock principals have an average of approximately 20 years experience in the finance and real estate including acquisitions, asset management, dispositions, development/redevelopment, leasing, property management, portfolio management and in building operating and real estate companies.

Forward-looking Statements

This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the acquisition of the St. Andrews property, the attractiveness of the Property, and the future performance of the Property. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the financial performance of the Property, the successful occupancy of the Property, uncertainties relating to changes in general economic and real estate conditions; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.